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                                                                      EXHIBIT 99

PRESS RELEASE              Contact:   Bill Foust              Paul Roberts
                                      770-569-4203            770-569-4277



               SCHWEITZER-MAUDUIT EXPECTS THIRD QUARTER NET INCOME
                          TO BE $.41 TO $.46 PER SHARE



Alpharetta, GA, October 8, 1998. Schweitzer-Mauduit International, Inc. (NYSE:
SWM) today announced that it anticipates diluted earnings per share for the third quarter of 1998 to be in the range of $.41 to $.46 per share. Third quarter earnings in 1997 were $.68 per share.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that "economic difficulties in several overseas markets will unfavorably affect Schweitzer-Mauduit's performance during the third quarter. Shipments to China, Russia and southeast Asia have been reduced because of import controls, currency convertibility and decreased demand. With weakness in demand, pricing has come under pressure in some markets. Results for the quarter will also reflect the impact of planned annual mill maintenance downs at Spotswood, New Jersey and St. Girons, France."

Operating profit for the third quarter of 1998 is expected to be approximately $15 to $16 million, roughly $5 to $6 million less than in the third quarter of 1997. Approximately one-half of the shortfall versus the prior year quarter will be in the French paper operations, with the balance of the shortfall in the U.S. business. The lower French paper business operating profit for the quarter is the result of decreased sales volumes, principally to developing countries, lower average selling prices, and the impact of the planned mill-wide maintenance down at the St. Girons mill. The decline in operating profit in the U.S. for the quarter is attributable to poor start-up operations associated with a mill-wide maintenance down at the Spotswood mill, expenses associated with new integrated computer systems and somewhat lower average selling prices. Operating profit for the French reconstituted tobacco operations in the quarter is expected to be approximately at the prior year level. The Brazilian operations are expected to achieve roughly break-even operating profit for the third quarter.

In addition to the operating profit decline, net interest costs are expected to be approximately $900,000 higher than the prior year quarter because of financing expenses related to the acquisition of two tobacco-related paper suppliers in February, 1998. The increase in the French income tax rate from 36 2/3 percent reported in the third quarter of 1997 to 41 2/3 percent in 1998 will have an unfavorable impact of approximately $500,000 on net income for the quarter.


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Mr. Deitrich added that, "the difficult market conditions experienced in the third quarter of 1998 are expected to continue for the foreseeable future. Our growth has been tied to increasing demand for ventilated and blended cigarettes, largely in developing countries. With demand weakening, the pricing of our products may continue to be under pressure. In this environment, we will aggressively pursue cost reduction opportunities, tightly control capital spending and utilize available cash for share repurchase. During the third quarter of 1998, approximately 156,000 shares of Schweitzer-Mauduit's common stock were repurchased."

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil and Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based upon management's expectations and beliefs concerning future events impacting the Company. There can be no assurances that such events will occur or that the Company's results will be as estimated. Many factors outside the control of the Company also could impact the realization of such estimates. Such factors are discussed in more detail in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


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